Exhibit 99.1

NEWS RELEASE for May 23, 2008

Contact: Dina Masi, CFO
Jeffrey Leach, Investor Relations
Integrated BioPharma, Inc.
j.leach@ibiopharma.com
888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended March 31, 2008

Hillside, N.J., May 23, 2008—Integrated BioPharma, Inc. (NasdaqGM:INBP) reported financial results today for the three and nine month periods ended March 31, 2008.

Revenues for the quarter ended March 31, 2008 were $11.2 million compared to $16.4 million for the quarter ended March 31, 2007, a decrease of $5.2 million. The Company had an operating loss for the quarter ended March 31, 2008 of $5.3 million compared to operating income of $0.5 million for the quarter ended March 31, 2007.

Revenues for the nine month period ended March 31, 2008 were $37.5 million compared to $50.2 million for the nine month period ended March 31, 2007, a decrease of $12.7 million. The Company had an operating loss for the nine months ended March 31, 2008 of $10.5 million compared to operating income of $2.9 million for the nine months ended March 31, 2007.

For the quarter ended March 31, 2008, there was a net loss applicable to common shareholders of $7.3 million or ($0.50) per diluted share, compared with net income applicable to common shareholders of $0.1 million, or ($0.01) per diluted share, for the quarter ended March 31, 2007. Net loss applicable to common shareholders is calculated after non-cash dividends (payable with common stock of the Company) and non-cash Preferred Stock deemed dividends of $65,000 and $24,000, respectively, in the quarter ended March 31, 2008 and cash dividends and non-cash Preferred Stock deemed dividends of $4,000 and $21,000, respectively for the quarter ended March 31, 2007.

For the nine months ended March 31, 2008, there was a net loss applicable to common shareholders of $12.3 million, or ($0.86) per diluted share, compared with net loss applicable to common shareholders of $2.0 million, or ($0.15) per diluted share, for the same period in 2007. The nine month period ended March 31, 2007 net loss applicable to common shareholders is calculated after non-cash dividends (payable in common stock of the Company) and non-cash Preferred Stock dividends of $65,000 and $24,000, respectively, and cash dividends and non-cash Preferred Stock deemed dividends of $1.5 million and $1.8 million, respectively for the nine months ended March 31, 2007.

As previously reported, in connection with the new capital investments obtained from Imperium Master Fund, Ltd. and CDS Financial, LLC, a company controlled by Carl DeSantis, the Company put in place a new management team to oversee and manage the beverage business of its AgroLabs and Organic Beverage Company subsidiaries. The foregoing results of operations for this quarter and the nine months ended March 31, 2008 were affected significantly by the decisions of the new management team to discontinue certain products designed and sold by prior management, write-off inventory items related to discontinued products, and to instead focus on the development and introduction of new products and packaging believed to be better suited to the current market conditions affecting the Company's major customers.

A summary of our financial results for the three and nine months ended March 31, 2008 follows:

About Integrated BioPharma, Inc. (INBP)

Integrated BioPharma, Inc. is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company’s biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.